AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (the “Agreement”) is entered into as of this 22nd day of SEPTEMBER, 2017 between US NATURAL GAS CORP KY a Florida corporation (hereinafter the “COMPANY”), SYLIOS CORP, a Florida corporation (hereinafter “SYLIOS”) and TERRATECH, INC., a Texas corporation (hereinafter “TTECH”).

RECITALS

A. WHEREAS, the COMPANY desires to acquire all of the issued and outstanding shares of common stock of TTECH through a share exchange; and

B. WHEREAS, as of the date of this Agreement, TTECH has 100,000 shares of common stock issued and outstanding; and

C. WHEREAS, the COMPANY shall issue Three Hundred Thirty (330) shares of common stock for each share of TTECH common stock outstanding; and

D. WHEREAS, as of the date of this Agreement, the COMPANY is a wholly owned subsidiary of SYLIOS; and

E. WHEREAS, on September 12, 2017 the Board of Directors of SYLIOS approved the entry of SYLIOS and the COMPANY into a Letter of Intent with TTECH; and

F. WHEREAS, the shareholder(s) of TTECH have voted as of September 12, 2017 to exchange all of the shares of common stock of TTECH upon the terms described in Section 1 hereof and approved entry into this Agreement; and

G. NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the COMPANY, SYLIOS and TTECH agree as follows:

1. EXCHANGE AND ADDITIONAL REQUIREMENTS: The COMPANY hereby agrees to issue and TTECH agrees to accept Three Hundred Thirty (330) shares of common stock of the COMPANY for each share of common stock of TTECH currently issued and outstanding delivered to the COMPANY so that TTECH becomes a partially-owned subsidiary of the COMPANY. All such TTECH shares shall be delivered promptly to such Transfer Agent as the COMPANY shall designate. Certificates of the COMPANY shall thereafter be issued to the shareholders of TTECH and shall be transferable in the same manner as otherwise provided for restricted common stock of the COMPANY subject to applicable federal and state securities laws. Within 60 days hereof, the COMPANY will attempt to register such common stock with the Securities and Exchange Commission (“SEC”).

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2. SURRENDER OF TTECH CERTIFICATES AND ISSUANCE OF THE COMPANY’S CERTIFICATES. TTECH will use its best efforts to surrender all of its share certificates by September 29, 2017 and the COMPANY shall use its best efforts to issue COMPANY certificates for such TTECH certificates by October 4, 2017. From the date of this Agreement, however, all holders of TTECH shares of common stock will be treated as if they are the owners of the COMPANY’S common stock.

3. RELEASE BY THE COMPANY. The COMPANY hereby releases and discharges TTECH, its affiliates, agents and advisors (the “Released Parties”) from any and all claims, demands, suits, actions, causes of action, contracts, debts, sums of money, commissions, damages and rights whatsoever at law or in equity, now existing or that may hereafter accrue in favor of the COMPANY against any of the Released Parties relating to or arising out of or in connection with any facts or circumstances, relating to TTECH that existed prior to or on the date of this Agreement, whether know to TTECH or unknown, other than any claim arising under this Agreement.

4. INDEMNITY BY TTECH OF THE COMPANY. TTECH shall indemnify and hold harmless the COMPANY, its directors, officers, agents, accountants, attorneys and representatives from and against any losses arising out of, resulting from, or relating to or in connection with this Agreement, a breach hereof of any provision, representation or warranty made herein by the COMPANY.

5. REPRESENTATIONS AND WARRANTIES OF TTECH. TTECH hereby represents and warrants to the COMPANY as follows:

(a) The shareholders delivering the TTECH shares of common stock to the COMPANY have good title to such ordinary shares. Such shares of common stock when delivered, shall constitute all of the issued and outstanding shares of common stock of TTECH. All of the shares of common stock to be delivered to the COMPANY shall have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding (i) securities of TTECH convertible into or exchangeable for any shares of common stock or other security or asset in TTECH; (ii) options, warrants or other rights to purchase or subscribe to securities of TTECH; or (iii) contracts or understandings or arrangements not made known in writing to the COMPANY by TTECH; and

(b) TTECH has full power, authority and legal right to enter into and perform this Agreement. TTECH is a corporation formed under the laws of the State of Texas. This Agreement is a valid and binding obligation of TTECH and the share exchange contemplated by this Agreement has been fully authorized by the vote of TTECH shareholders; and

(c) TTECH’S execution, delivery and performance under this Agreement does not and will not result in the creation or imposition of any lien on the TTECH shares of common stock to be exchanged, violate any provision of TTECH’S Articles of Incorporation or By Laws or require the consent of any third party or governmental entity; and

(d) There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or threatened against TTECH that has not been disclosed to the COMPANY in writing.

i. On September 16, 2016, TTECH, as a Plaintiff with Steven J. Terrell & Associates, Inc. and Steven J. Terrell in his individual capacity, entered into a Settlement Agreement and Mutual Releases (hereinafter the “SETTLEMENT AGREEMENT”) [CASE No. 2013-21974] with TerraTech manufacturing, Inc. and LoadMaster, Inc. The case and settlement terms have been fully disclosed to the COMPANY and SYLIOS. A copy of the SETTLEMENT AGREEMENT is attached to this Agreement as Exhibit I.

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(e) TTECH holds good title to all its property and there are no liens or claims against or threatened against such property that has not been disclosed by TTECH to the COMPANY in writing; and

(f) TTECH has filed all required tax returns and has no tax liability that has not been disclosed by TTECH to the COMPANY in writing.

6. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The COMPANY hereby represents and warrants to TTECH as follows:

(a) The COMPANY and SYLIOS have full power and authority to enter into and perform this Agreement. The COMPANY is a corporation organized and existing under the laws of the State of Florida and is in full compliance with the laws of that State. SYLIOS is a corporation organized and existing under the laws of the State of Florida and is in full compliance with the laws of that State. This Agreement is a valid and binding obligation of the COMPANY and SYLIOS and the share exchange contemplated by this Agreement has been fully authorized by the Board of Directors of both the COMPANY and SYLIOS; and

(b) All of the common stock to be delivered to the shareholders of TTECH in return for the TTECH shares of common stock shall have been duly authorized and validly issued, fully-paid and non-assessable when delivered; and

(c) The COMPANY’S execution, delivery and performance under this Agreement does not and will not result in the creation or imposition of any lien on the COMPANY’S common stock to be exchanged, violate any provision of the COMPANY’S Articles of Incorporation or By Laws or require the consent of any third party or governmental entity; and

(d) There is no action, suit, proceeding, claim or investigation by and person, entity, administrative agency or governmental body pending or threatened against the COMPANY that has not been disclosed to TTECH in writing.

7. NOTICE. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below and personally delivered, mailed by certified or registered first class mail or sent by recognized overnight carrier. Each party may change its address by notifying the other party in writing:

US NATURAL GAS CORP KY

Wayne Anderson, President

US NATURAL GAS CORP KY 244 2nd Ave N.

Suite 9

St. Petersburg, FL 33701

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KY-TTECH Agreement and Plan of Share Exchange 9-22-2017	________1________

SYLIOS CORP

Wayne Anderson, President

SYLIOS CORP

244 2nd Ave N.

Suite 9

St. Petersburg, FL 33701

TERRATECH, INC.

Steven J. Terrell, President

TERRATECH, INC.

101 Cove Dr.

Hemphill, TX 75948

8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements contained in this Agreement shall survive the exchange of common stock contemplated hereby. The parties have made no representations or warranties or agreements except those expressly contained in this Agreement.

9. CLOSING. The Closing Date shall be set for September 29, 2017 to be facilitated electronically.

10. BOARD OF DIRECTORS AND MANAGEMENT. At Closing, Steven J. Terrell shall serve as the sole Director of the COMPANY. As the sole Director, Mr. Terrell shall appoint an Executive Officer(s) to fulfill the roles of President, Secretary, Principal Financial Officer.

11. ACTIONS TO BE COMPLETED BY THE COMPANY PRIOR TO CLOSING. The following actions are to be performed by the COMPANY prior to Closing:

(a) The COMPANY shall file a Revised and Amended Articles of Incorporation for KY to effectively change the name of the corporation to TerraTech, Inc. (hereinafter “TTI”), increase the Authorized common stock to 500,000,000 and authorizing 5,000,000 shares of Preferred stock; and

(b) The COMPANY shall retain Pacific Stock Transfer as the Company’s transfer agent.

12. ACTIONS TO BE COMPLETED BY THE COMPANY AFTER CLOSING. The following actions are to be performed by the COMPANY within 10 business days post-Closing:

(a) SYLIOS shall file a corporate action with FINRA to effect a spin-off of the COMPANY from SYLIOS; and

(b) The COMPANY shall apply for a Cusip number; and

(c) The COMPANY shall retain counsel to prepare a Registration Statement on Form S-1; and

(d) The COMPANY shall retain Michael Studer, CPA to perform a two-year audit on the COMPANY and TTECH; and

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(e) Upon completion of the two-year audit, the COMPANY shall:

i. File a Registration Statement on Form S-1 with the SEC; and

ii. Retain a Broker Dealer to file a Form 211 with FINRA.

(f) The COMPANY shall raise at a minimum Fifty Thousand and NO/100 Dollars ($50,000.00) to pay for the costs of taking the newly merged companies public.

13. ENTIRE AGREEMENT. This Agreement constitutes the exclusive statement of the agreements between the COMPANY and TTECH concerning the subject matter hereof and supersedes all other prior agreements, if any, concerning the subject matter. Each party further agrees that each has been allowed a full opportunity to inquire into the business and operations of the entities whose shares will be exchanged and that such inquiry has satisfied each concerning the agreements, representations and warranties contained herein.

14. MODIFICATION. No modification or waiver of any provision of this Agreement shall be enforceable unless made in a written instrument signed by all the parties to this Agreement.

15. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the COMPANY and TTECH and their respective successors and assigns.

16. NO PARTNERSHIP CREATED. It is not the intention or purpose of either of the parties to this Agreement to create, and it shall not be construed as creating, a joint venture, partnership or any type of association. No party hereto is authorized to act as agent or principal for each other with respect to any matter relating or pertaining to this Agreement.

17. NO CONSTRUCTION AGAINST DRAFTER. This Agreement is being entered into between competent entities, experienced in business and familiar with legal documents and rights and responsibilities. Therefore, any language which may be deemed to be ambiguous in this Agreement shall not necessarily be construed against any particular party as the drafter of such language.

18. JURISDICTION AND VENUE. Any action which relates to the provisions of this Agreement shall be brought solely in a state or federal court located in the then county which contains St. Petersburg, Florida and all objections to personal jurisdiction and venue in any such action are hereby waived. The parties waive personal service of any and all process and consent that all such service of process shall be made by U.S Mail to the address shown with respect to each party to this Agreement.

19. COUNTERPARTS. . This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile, electronic copy or other copy of a signature shall be considered an original.

20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Share Exchange as of the date set forth above.

SYLIOS CORP

/s/ Wayne Anderson
Wayne Anderson, President

US NATURAL GAS CORP KY

/s/ Wayne Anderson
Wayne Anderson, President

TERRATECH, INC.

/s/ Steven J. Terrell
Steven J. Terrell, President

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